EXHIBIT C

JOINT INSURED

FIDELITY BOND AGREEMENT

This AGREEMENT, entered into as of September 13, 2005, by and among GUIDESTONE FUNDS, a Delaware business trust (the “Trust”), on behalf of each series thereof, now existing or hereafter established (collectively the “Funds” and, where the context requires, singularly a “Fund”), GUIDESTONE CAPITAL MANAGEMENT, a Texas non-profit corporation (the “Adviser”) and GUIDESTONE FINANCIAL RESOURCES OF THE SOUTHERN BAPTIST CONVENTION, a Texas non-profit corporation (the “GuideStone Financial Resources”).

RECITALS

A. The Trust, the Adviser and GuideStone Financial Resources are joint insureds under an Investment Company Asset Protection Bond issued by Federal Insurance Company of the Chubb Group of Insurance Companies (the “Bond”).

B. In order to comply with the provisions of Rule 17g-1 promulgated under the Act, the parties desire to enter this Agreement.

AGREEMENT

For and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. Payment of Premium. Payment of the premium on the Bond shall be shared among the Trust, the Adviser and GuideStone Financial Resources on the basis of relative perceived risk and allocated among them as follows: Trust 70%; Adviser 25%; GuideStone Financial Resources 5%. The amounts of premium paid by the Trust shall be further allocated among the Funds.

2. Coverage. Coverage under the Bond as to the Trust shall not be less than the minimum coverage required by paragraph (d) (1) of Rule 17g-1 under the Investment Company Act of 1940 if a “single insured bond” (as defined in Rule 17g-1(b)) was maintained by the Trust or such greater amount as may be set forth in resolutions of the Trustees of the Trust (“Resolutions”). As to the Adviser and GuideStone Financial Resources, coverage under the Bond shall be deemed to be the amounts which they request and which are acknowledged by Resolutions.

3. Recovery When Loss Less than Limits. Recovery of a loss covered under the Bond in those cases where the amount of such loss is less than the limits of coverage provided under the Bond shall be paid in full to the party or parties hereto which suffered the loss.

4. Recovery When Loss Exceeds Limits. Recovery of a loss covered under the Bond in those cases where such loss exceeds the amount of coverage provided by the Bond shall be shared among the insureds based upon the allocation of the coverage of the Bond to each such insured, provided that, in any event, the Trust shall receive an equitable and proportionate share of the recovery which shall be at least equal to the amount it would have received had the Trust provided and maintained a “single insured bond” with the minimum coverage then required by paragraph (d)(1) of Rule 17g-1 under the Act. As to each Fund, recovery under the Bond shall be based upon the allocation of the premium of the Bond to each Fund.

5. Deductible. No deductible under the Bond shall be required for the Trust with respect to claims based upon larceny and embezzlement.

6. Limitation of Liability. Notice is hereby given that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the offices of the Secretary of State of Delaware. The parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets held with respect to such Fund only, and not against the assets of the Trust generally or against the assets held with respect to any other Fund and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

IN WITNESS WHEREOF, the undersigned have each executed this Agreement by their respective officers as of the date set forth above1.

ATTEST:		GUIDESTONE FUNDS

By:	/s/ Matt L. Peden	By:	/s/ Patricia A. Weiland
Name:	Matt L. Peden	Name:	Patricia A. Weiland
Title:	Investment Officer	Title:	Vice President – Fund Operations and Sales

ATTEST:		GUIDESTONE CAPITAL MANAGEMENT

By:	/s/ Rodney R. Miller	By:	/s/ John R. Jones
Name:	Rodney R. Miller	Name:	John R. Jones
Title:	Vice President and Secretary	Title:	President

ATTEST:		GUIDESTONE FINANCIAL RESOURCES OF THE SOUTHERN BAPTIST CONVENTION

By:	/s/ Curtis D. Sharp	By:	/s/ Jeffrey P. Billinger
Name:	Curtis D. Sharp	Name:	Jeffrey P. Billinger
Title:	Executive Officer, Denominational and Public Relations Services	Title:	Chief Financial Officer

[1]	Original contract dated May 15, 2001 Amended and Restated September 13, 2005